SEPARATION AGREEMENT & MUTUAL GENERAL RELEASE
AND WAIVER OF ALL CLAIMS
This SEPARATION AGREEMENT & MUTUAL GENERAL RELEASE AND WAIVER OF ALL CLAIMS (this “Agreement”) is made and entered into by and between Aaron’s, Inc. (the “Company”) and William K. Butler, Jr. (“Butler”) (each a “Party” and collectively referred to as “the Parties”);
WHEREAS, Butler has been employed by the Company as Chief Operating Officer;
WHEREAS, Butler has announced his retirement and, in connection therewith, is resigning from his employment with the Company, its Board of Directors and all offices he may hold with the Company;
WHEREAS, the Parties desire to compromise, resolve and settle all issues between them, including, without limitation, all issues arising from or relating to their employment relationship, the end of their employment relationship, and any rights or interests Butler may have to restricted stock units, stock options or other equity of the Company;
WHEREAS, any actions or payments made hereunder are made solely for purposes of settlement and compromise and are not to be construed as any admission of liability or unlawful conduct on the part of any Party, and the Parties expressly deny any such liability or unlawful conduct;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, which covenants and agreements constitute good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties stipulate and agree as follows:
1.    Separation of Employment.
Butler’s retirement and separation from service with the Company shall be May 1, 2013 (the “Retirement Date”). Butler and the Company agree that Butler’s separation from the Company shall be treated as a voluntary retirement and shall be reflected as such in the personnel records of the Company. Butler acknowledges and agrees that, except as stated in Section 2 below and except for his payments and other benefits under the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”), which are in no way affected by this Agreement, he has been paid all wages and accrued benefits due to him through the Retirement Date and further acknowledges and agrees that the Company shall have no obligation to him for wages, back pay, severance pay, bonuses, incentive pay, stock awards, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. Except as stated herein, any employee benefits to which Butler may be entitled, including the Deferred Compensation Plan and expense reimbursement, will be governed by, and paid in accordance with, the terms of the relevant benefit plan or policies or applicable law. This Agreement is intended to and does settle and resolve all claims of any nature that Butler might have against Company and Company Releasees (as defined below). If Butler is entitled to be paid or reimbursed for any expenses under any such plans or policies, or under Section 5 of this Agreement, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Butler’s rights to reimbursement shall not be subject to liquidation or exchange for another benefit.
2.    Consideration from the Company.
In consideration of Butler’s promises, covenants, and releases as set forth in this Agreement, Company agrees as follows:
(a)Company shall pay to Butler the total sum of Five Million Dollars ($5,000,000.00) as severance pay (“Severance Pay”), representing nine months of Butler’s annual salary as of the Retirement Date, a partial annual bonus, and the value of Butler’s 150,000 unvested shares of restricted stock awarded to Butler in 2010 and 2011. The Severance Pay shall be paid in thirty-six (36) equal bi-monthly installments over a period of eighteen (18) months commencing on the Retirement Date (the “Severance Period”), and shall be minus all applicable withholdings. In addition, Company shall continue to pay Butler his regular base salary for the period through and including the Retirement Date. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each installment payment made pursuant to this Section 2(a) shall be a “separate payment” under Section 409A so that each installment payment made on or before March 15, 2014 will constitute a “short term deferral” under Section 409A and thus will not be subject to Section 409A.
(b)Within thirty business days of the Effective Date of this Agreement, Company shall make a lump sum payment to Butler in the amount of $15,759.31, minus applicable tax withholdings, to compensate Butler for the cost of coverage under COBRA for eighteen (18) months. It is Butler’s sole obligation, if he wishes to elect continuation coverage, to do so in a timely fashion and to make payments directly to the applicable health plans.
(c)If the following individuals resign their employment with the Company before close of business on May 1, 2013, Company shall make the following payments:
(i)    William K Butler III – Company shall pay William K. Butler III the total sum of Twenty Five Thousand Dollars ($25,000.00) representing six (6) months of salary continuance based on his most recent annual salary, minus normal withholdings, payment to be made in accordance with normal payroll practices and, within thirty business days following his resignation from employment, Company shall make a lump sum payment to William K. Butler III in the amount of $23,638.87, as an advance for the cost of COBRA coverage for a period of eighteen (18) months. It is William K. Butler III’s sole obligation, if he wishes to elect continuation coverage, to do so in a timely fashion and to make payments directly to the applicable health plans.
(ii)    Brett Butler – Company shall pay Brett Butler the total sum of Twenty Five Thousand Dollars ($25,000.00) representing six (6) months of salary continuance based on his most recent annual salary, minus normal withholdings, payment to be made in accordance with normal payroll practices and, within thirty business days following his resignation from employment, Company shall make a lump sum payment to Brett Butler in an amount of $23,638.87, as an advance for the cost of COBRA coverage for a period of eighteen (18) months. It is Brett Butler’s sole obligation, if he wishes to elect continuation coverage, to do so in a timely fashion and to make payments directly to the applicable health plans
(iii)    Jarred Cothern – Company shall pay Jarred Cothern the total sum of Forty Eight Thousand One Hundred Twenty Seven Dollars and Fifty Cents ($48,127.50) representing six (6) months of salary continuance based on his most recent annual salary, minus normal withholdings, payment to be made in accordance with normal payroll practices and, within thirty business days following his resignation from employment, Company shall make a lump sum payment to Jarred Cothern in an amount of $23,638.87, as an advance for the cost of COBRA coverage for a period of eighteen (18) months. It is Jarred Cothern’s sole obligation, if he wishes to elect continuation coverage, to do so in a timely fashion and to make payments directly to the applicable health plans
Receipt of the severance payments described in Subsections 2(c)(i) and 2(c)(ii) above is expressly contingent upon both William K. Butler III and Brett Butler first executing a restrictive covenant agreement in a form satisfactory to the Company. The restrictive covenant obligations as set forth in such restrictive covenant agreement(s) shall be for a duration of six (6) months post-employment.
Any payment to be made pursuant to this Section 2(c) shall be made subject to applicable tax withholdings, and all payments to be made pursuant to this Section 2(c) shall be made before December 31, 2013.
(d)     Company warrants and represents that the lump sum payments set forth above as the costs of coverage under COBRA for eighteen (18) months are sufficient, at current rates, to provide this coverage for Butler, William K. Butler III, Brett Butler, and Jarred Cothern and their dependents.
3.    General Release of Claims and Covenant Not to Sue.
(a)    By Butler:

In exchange for the amounts and benefits described in Section 2 herein, which are in addition to anything of value that Butler is entitled to receive, the promises contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Butler, on his own behalf and on behalf of his representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby releases, remises and discharges the Company Releasees (defined to include the Company, its current directors, officers, employees, attorneys, and/or agents, all both individually and in their official capacities, and the Company’s subsidiaries, divisions, business units, affiliates, predecessors, successors and assigns, as well as each of their current directors, officers, employees, attorneys, and/or agents, all both individually and in their official capacities) from any and all legally waivable claims, actions or causes of action, suits, complaints, contracts, agreements, promises, liabilities, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected. This release is intended by Butler to be all encompassing and to act as a full and total release of any legally waivable claims, whether specifically enumerated herein or not, that Butler may have now or have had at any time against the Company Releasees arising from conduct occurring up to and through the Effective Date (as defined herein), including, but not limited to any claims arising from any federal, state or local law, regulation or constitution dealing with employment, employment benefits, employment compensation, employment discrimination and/or retaliation of any kind, including but not limited to Title VII of the Civil Rights Act(s) of 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the American With Disabilities Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, the Georgia Age Discrimination Act, the Georgia Equal Employment of Persons with Disabilities Code, the Georgia Sex Discrimination in Employment Act, the Georgia Wage Payment Act, the Georgia Fair Employment Practices Act of 1978, the Ga. Code of Ordinances, and any other federal, state or local statutes, ordinances, or regulations concerning discrimination or retaliation on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state, or local law, any claim based on the existence or breach of oral or written contracts of any kind, any claim based on the negligence of any Company Releasee, any claim for negligent or intentional misrepresentations, promissory estoppel, interference with contract or employment, defamation or damage to business or personal reputation, negligent or intentional infliction of emotional distress, unlawful discharge in violation of public policy, discrimination, retaliation, breach of implied covenant of good faith, fraud, any Federal or State whistleblower statute, any tort claim, any claim regarding intellectual property, personal injury, spoliation of evidence, wage and hour law, statute or common law, claims for severance pay, claims related to equity compensation and/or fringe benefits, or any claims for attorneys’ fees, debts, accounts, compensatory damages, punitive or exemplary damages or liquidated damages. This release does not include any claim which, as a matter of law, cannot be released by private agreement or any claim arising from an alleged breach of any provision of this Agreement by either party. Butler agrees that, by virtue of the Company’s promises and agreements as set forth in this Agreement, he has received fair economic value for any and all potential claims or causes of action he may have against the Company Releasees, and that he is not entitled to any further or other damages or relief. Accordingly, Butler covenants and agrees that, except to the extent that applicable law requires that Butler be allowed to file a Charge of Discrimination with the EEOC, Butler further hereby agrees not to file a lawsuit or other legal claim or charge or to assert any claim against any of the Company Releasees, or seek or accept any further economic recovery or relief personal to himself from any of the Company Releasees, based on facts that occurred prior to, or that exist as of, the Effective Date.

(b).    By Company:

In consideration of the promises made by Butler hereunder, Company, on behalf of itself and its subsidiaries, divisions, business units, affiliates, predecessors, successors, and assigns, hereby absolutely and unconditionally releases, remises and discharges Butler and his estate, heirs, successors and assigns, from any and all legally waivable claims, actions or causes of action, suits, complaints, contracts, agreements, promises, liabilities, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, that Company may have or claim to have against Butler for any reason as of the Effective Date (as defined herein). This release is intended by Company to be all encompassing and to act as a full and total release of any legally waivable claims, whether specifically enumerated herein or not, that Company may have now or have had at any time against Butler arising from conduct occurring up to and through the Effective Date (as defined herein). This release does not include any claim which, as a matter of law, cannot be released by private agreement or any claim arising from an alleged breach of any provision of this Agreement by either party. Company further hereby agrees not to file a lawsuit or other legal claim or charge or to assert any claim against Butler based on facts that occurred prior to, or that exist as of, the Effective Date.

4.    Non-Disparagement.

Butler agrees that he will not in the future make any oral or written statement, or otherwise communicate by any means statements regarding Company or any of the Company Releasees (if known by him to be included in the Company Releasees) that are malicious, disparaging or defamatory, or that may damage the reputation of the Company or any of the other Company Releasees. Company agrees that it shall instruct, and otherwise seek to prevent, Ronald W. Allen, Company’s President, Chief Executive Officer and Chairman, the other members of the Company’s Board of Directors, Chad Strickland, Steve Michaels, Tristan Montanero, and Dave Buck not in the future to make any oral or written statement, or otherwise communicate by any means statements to any third party regarding Butler that are malicious, disparaging or defamatory, or that may damage Butler’s reputation.

Notwithstanding the foregoing, this provision shall not prevent the Parties from responding to subpoenas that are valid and enforceable as issued by a court of law having jurisdiction over the individual or entity receiving the subpoena, being legally compelled to provide information or documents to a governmental agency or self-regulatory organization having jurisdiction and the legal authority to require production by the individual or entity who is requested to do so, or otherwise providing information as required by law. This provision does not prohibit the Parties from responding to any inquiry initiated by the Securities and Exchange Commission, the Department of Labor, or any other self-regulatory organization with jurisdiction over the matters contained herein. The Parties agree that any breach of the non-disparagement provisions would be a material breach of this Agreement of a sort that would cause the Company and Butler irreparable injury in an amount not readily quantifiable as damages.

5.    Cooperation/No Voluntary Appearance.
Butler agrees that he will reasonably cooperate in any internal investigations conducted by the Company or its shareholders or future court litigation or administrative action brought against the Company or its shareholders or against him in his capacity as a former employee of the Company, or brought by the Company to the extent requested by the Company. Butler further agrees that he will not voluntarily appear in any proceeding brought by another party, which is known by him to be adverse to the Company, unless required by law and, if so required, he must promptly notify the Company.

As a material term of this Agreement, Butler attests that, in accordance with and exercise of his duties as Chief Operating Officer of Company, Butler has given the Company written notice of any and all concerns he may have regarding suspected ethical or compliance issues or violations on the part of the Company or any of the Company Releasees with respect to Company. As an essential term and condition of this Agreement, Butler agrees that he will continue to reasonably cooperate with and assist the Company and its shareholders and their respective legal counsel in connection with any compliance or other matters related to the Company Releasees of which he may have knowledge. Such matters shall include, but not be limited to, any internal investigation or audit, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party. Such cooperation shall include, but not be limited to, meeting and/or conferring with Company representatives and counsel at reasonable times to respond to such matters, being available to Company upon reasonable notice for interviews and factual investigations, and appearing at Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process. Company will reimburse Butler in regard to reasonable and necessary expenses incurred by him in the course of complying with this paragraph.
Butler’s obligations pursuant to this Paragraph 5 shall expire on the sixth (6th) year anniversary of the Effective Date (as defined herein).
6.    Extension of Term of Restrictive Covenants

Butler hereby affirms that he will honor and comply with his contractual promises which survive termination of his employment relationship with Company, including but not limited to, (a) those certain covenants contained in Sections 5, 6, 7, 8, and 9, “Employee Agreement,” as set forth in the Agreement entitled “Restricted Stock Unit Award Agreement” made and entered into as of the 10th day of April, 2012 by and between Aaron’s, Inc. and William K. Butler, Jr.; (b) those certain covenants contained in Subsections 54.1, 54.2, 54.3, 54.4, and 54.5 under Section 54, “Restrictive Covenants,” in the Agreement entitled “Employee Restricted Stock Unit Award Agreement” made and entered into as of the 19th day of May 2010, effective as of February 23, 2010, by and between Aaron’s, Inc. and William K. Butler, Jr.; and (c) those certain covenants contained in Subsections 9.1, 9.2, 9.3, 9.4, and 9.5 under Section 9, “Restrictive Covenants,” in the Agreement entitled “Employee Restricted Stock Unit Award Agreement” made and entered into as of the 8th day of March 2010, effective as of February 22, 2011, by and between Aaron’s, Inc. and William K. Butler, Jr. (collectively, the “Restrictive Covenants”). In consideration of the payments as described in Section 2 of this Agreement, Butler agrees that the term of each of the Restrictive Covenants shall be extended by a period of six (6) months beyond the date such Restrictive Covenants were otherwise set to expire such that the extended term of the Restrictive Covenants will be eighteen (18) months after the Retirement Date. Butler acknowledges and agrees that this Agreement shall operate to so amend such Restrictive Covenants and the agreements of which they are a part.
7.    Accord and Satisfaction.
The amounts set forth above in Sections 1 and 2 above, including under the Deferred Compensation Plan, shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to Butler, including, without limitation, all claims for back wages, salary, commissions, severance pay, vacation pay or PTO, draws, incentive pay, bonuses, reimbursement of expenses, any and all other forms of compensation or benefits, attorneys’ fees, or other costs or sums. In this regard, Butler specifically acknowledges that he ceased to be entitled to participate in the Deferred Compensation Plan as of the Retirement Date, but subject to and without waiver of the payments and other benefits to which he is entitled under the Deferred Compensation Plan, and acknowledges that any options and/or other equity grants he received during the term of his employment with Company which had not vested on or before the Retirement Date in accordance with the applicable benefit plan or award agreement under which they were granted terminated and expired as of the Retirement Date. Butler further acknowledges that the amounts set forth in Sections 1 and 2 represent payment by the Company for any and all forms of compensation due and owing to him and that the Company Releasees do not owe him any further salary/wage, vacation or any accrued but unpaid benefit.

8.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.
Since Butler is 40 years of age or older, he is being informed that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and Butler agrees that:
(a)    in consideration for the amounts and benefits described in Section 2 of this Agreement, which Butler is not otherwise entitled to receive, Butler specifically and voluntarily waives such rights and/or claims under the ADEA he might have against the Company to the extent such rights and/or claims arose prior to the date this Agreement was executed;
(b)    Butler understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by him;
(c)    Butler is advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of his choice or any other person of his choosing prior to executing this Agreement;
(d)    Butler has carefully read and fully understands all of the provisions of this Agreement, and he knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and
(e)    in entering into this Agreement, Butler is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.
9.    Period for Review and Consideration of Agreement.
(a)    Butler acknowledges that he was informed and understands that he has twenty-one (21) days from his receipt of the Agreement to review it and consider its terms before signing it. If Butler fails to execute this Agreement by 5:00 p.m. on the twenty-second day after his receipt of the Agreement, the offer in this Agreement will expire.

(b)    The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.
10.    Effective Date.
Butler may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, he must submit a written notice of revocation by certified mail, facsimile or hand delivery to AR Director, Beth Van Loon, fax number 1-866-919-9357. The written notice must be received no later than the close of business on the seventh day after Butler has signed the agreement. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.
11.    Confidentiality of this Agreement and of Settlement Materials.
Butler agrees that he will not, except as required by law, orally or in writing, disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than his immediate family and financial advisors, accountants, or attorneys. Butler warrants and represents that from April 25, 2013 through his execution of this Agreement, he has not breached the confidentiality provisions of this Section 11.
12.    Covenant Not to Seek Employment.
Butler acknowledges and agrees that he will not apply for or otherwise inquire, seek or accept employment, contract work, temporary work or any other business association with Company or any of its subsidiaries, divisions, business units, or affiliates that are known by him to be so related to Company, and that Company and such other Company Releasees are entitled to reject without cause any inquiry regarding or application for contract work or employment made by Butler. Butler acknowledges and agrees that his forbearance from seeking future employment or business association pursuant to this Section 12 is purely contractual and in no way involuntary, discriminatory or retaliatory.
13.    Additional Representations and Governing Law.
(a)    This Agreement sets forth the complete and sole agreement between the Parties and supersedes any and all other agreements or understandings, whether oral or written. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Chief Executive Officer for the Company and Butler.
(b)    If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. If the general release language in Section 3, above, is declared illegal or unenforceable, Butler and Company agree to execute a valid release of the claims referenced in this Agreement, without the need for additional consideration. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the Party waiving its/his rights. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the Parties.
(c)    This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Georgia, without giving effect to the principles of conflicts of laws of such state.
(d)    Butler may not assign any of his rights or delegate any of his duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.
(e)    Company shall not report any of the payments or other consideration to Butler pursuant to this Agreement or the Deferred Compensation Plan as income to him under Section 409A.
(f)     Any ambiguity under this Agreement shall be construed and enforced in a manner such that none of the payments or other consideration to Butler pursuant to this Agreement or the Deferred Compensation Plan is subject to Section 409A.
(g)    Company agrees that the benefits payable to Butler under the Deferred Compensation Plan as of the Retirement Date will be no less than $1,800,000.00.
(h)    Company agrees that Company and its subsidiaries, divisions, business units, and affiliates will cease using Butler’s likeness in any broadcast medium on or before the third (3rd) month anniversary of the Effective Date (as defined herein) and in all other marketing and/or advertising materials, in any medium, on or before the sixth (6th) month anniversary of the Effective Date (as defined herein).

14.    Counterparts.
This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. This Agreement shall be considered a contract under seal.
In witness whereof, Butler and Company have executed this Separation Agreement & Mutual General Release and Waiver of Claims.

	WILLIAM K. BUTLER, JR.		AARON’S, INC.

	/s/ William K. Butler Jr.	By:	/s/ Ronald W. Allen
Date:	4/30/2013	Its:	Chairman, President and Chief Executive Officer
		Date:	5/1/2013